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EXHIBIT 21

PUROFLOW INCORPORATED

Subsidiaries of the Company

State of Incorporation
Puroflow Corporation	New York
Quality Controlled Cleaning Corporation	California

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EXHIBIT 21
PUROFLOW INCORPORATED Subsidiaries of the Company